EXHIBIT 99.1

BRIGHAM                                                             NEWS RELEASE
EXPLORATION COMPANY                                        FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES RECORD Q1 2001 FINANCIAL RESULTS - 24% PRODUCTION GROWTH, 101% CASH FLOW GROWTH AND NET INCOME OF $424,000

================================================================================

     Austin, TX -- (Business Wire) - May 9, 2001 -- Brigham Exploration Company (NASDAQ:BEXP) today announced its financial results for the first quarter ended March 31, 2001, which reflects significant growth in production volumes and cash flow from levels achieved in both the fourth quarter 2000 and the prior year quarter. Highlights of Brigham's financial performance during the first quarter include:

-    Record  production volumes which increased 24% in the first quarter 2001 as
     --------------------------
     compared to volumes produced in the fourth quarter of 2000, and 35% relative to the first quarter of 2000;

-    52%  revenue  growth  relative  to the fourth quarter 2000 due to increased
     --------------------
     production volumes and 64% higher realized natural gas prices ($3.03 vs. $1.85 per Mcf), despite $6.6 million of hedging losses during the first quarter;

-    Doubling  of  EBITDA  to  $5.1  million in the first quarter 2001 from $2.5
     --------------------
     million in the fourth quarter 2000 due to the combined effects of higher production and improved realized sales prices; and

-    Quarterly  net income of $424,000 ($0.02 per diluted share) after preferred
     ---------------------
     dividend  expenses.

FIRST  QUARTER  2001  RESULTS

     Average net daily production volumes for the first quarter 2001 were 22.9 MMcfe, an increase of 35% from the first quarter 2000 and 24% from the fourth quarter 2000. Several drilling discoveries made by Brigham late in 2000 contributed significantly to the growth in first quarter volumes, including a Hunton discovery in the Anadarko Basin and a Frio bright spot discovery in the Texas Gulf Coast.

     Natural gas and oil sales for the first quarter 2001 were $6.9 million, or a 53% increase from the same period last year and a 49% increase from the fourth quarter 2000. Brigham's average realized equivalent natural gas and oil sales price increased 14% in the first quarter 2001 as compared to the prior year quarter primarily due to 57% higher realized prices for natural gas ($3.03 vs. $1.93 per Mcf), a 2% decrease in realized prices for oil ($26.74 vs. $27.16 per barrel), and an increase in the percentage of natural gas relative to total equivalent production volumes (78% vs. 61%). Cash settlements on natural gas hedging transactions of $6.6 million ($4.08 per Mcf) negatively impacted Brigham's net realized natural gas sales price and revenues during the first quarter 2001, while natural gas hedging settlements of $514,000 ($0.55 per Mcf) reduced its average realized natural gas sales price and revenues during the prior year period. Beginning in May 2001, Brigham's natural gas hedges decreased from 15 MMBtu to 10 MMBtu per day, while its estimated NYMEX-equivalent hedge price increased from $2.19 per MMBtu in April to $2.60 per MMBtu in May. Brigham's outstanding commodity price hedging contracts as of March 31, 2001 are summarized in a table at the end of this release.

     Lease operating expenses for the first quarter 2001 were $706,000, a 54% increase from the first quarter 2000 primarily due to higher production volumes and increased well repair and maintenance costs. Production taxes increased 53% to $466,000 in the first quarter 2001 due to increased production volumes and higher pre-hedge oil and natural gas prices, offset in part by production tax reimbursements related to wells that qualify for severance tax refunds. Net general and administrative expenses were $817,000, a 10% increase from the first quarter 2000 principally due to higher employee payroll and benefits expenses. However, net general administrative expenses were down 17% on a per unit basis to $0.40 per Mcfe in the first quarter 2001 from $0.48 per Mcfe in the first quarter 2000. Depletion expenses were $2.5 million ($1.20 per Mcfe), or 40% higher than the prior year quarter primarily due to increased production volumes. Net interest expense decreased 35% to $1.8 million in the first quarter 2001 from $2.8 million in the prior year period as a result of reduced borrowings and lower interest rates that resulted largely from the refinancing of Brigham's senior subordinated notes during the fourth quarter 2000.

     Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) increased 60% to $5.1 million in the first quarter 2001 from $3.2 million in the first quarter 2000, while operating cash flow for the first quarter 2001 was $3.7 million ($0.21 per diluted share), or a 51% increase from $2.5 million ($0.16 per diluted share) for the same period in 2000. Brigham reported net income of $424,000 ($0.02 per diluted share) for the first quarter 2001 compared to a net loss of $2.2 million ($0.14 per diluted share) for the prior year period.

     Capital expenditures during the first quarter 2001 totaled $10.7 million, which primarily included $7.8 million related to drilling, $1.1 million for land and G&G activities and $1.5 million for capitalized interest and overhead expenses.

OPERATIONAL  UPDATE

     Since the late 2000 Hunton and Frio bright spot discoveries that were completed early in 2001, Brigham has completed eight additional wells that are currently impacting second quarter production volumes. In the Texas Gulf Coast region, Brigham recently completed its third consecutive Frio bright spot discovery, the Pitchfork Ranch #1 well, which is currently producing 12.1 MMcfe per day (2.8 MMcfe net to Brigham's revenue interest). Brigham has also completed two Home Run Field development wells that are currently producing a combined 18 MMcfe (4.7 MMcfe net to Brigham's revenue interest).

     In its Anadarko Basin region, Brigham completed a recently announced Springer Channel discovery, which is currently producing 6.5 MMcfe per day (1.3 MMcfe net). In the same area, Brigham is currently completing its fourth consecutive Springer Channel discovery, in which it retains a 41% revenue interest. This well should be producing to sales in the next five days.

     In its West Texas region, Brigham is now completing its fourth consecutive oil discovery. The first three of these discoveries have recently been brought on line at a combined rate of 616 barrels of oil per day, or 407 barrels (2.4 MMcfe) net to Brigham's revenue interest. Brigham anticipates that its most recent discovery in the Canyon Reef should be producing to sales in the next several weeks at a rate of approximately 250 barrels of oil per day, or approximately 195 barrels of oil (1.2 MMcfe) net to Brigham's revenue interest.

     Several wells spud by Brigham in 2000 were completed during the first quarter of 2001. Thus far in its 2001 drilling program, Brigham has completed six wells (3.4 net) and plugged three wells (0.8 net), yielding an 81% net completion rate. Brigham currently has five wells (2.5 net) drilling, including a Brigham-operated Vicksburg test (50% working interest) of an adjacent fault block to Brigham's Home Run Field. Six additional wells are expected to spud in the next thirty days.

SECOND  QUARTER  2001  RESULTS  GUIDANCE

     The following forecasts and estimates of Brigham's second quarter 2001 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.

     Brigham currently expects second quarter 2001 production volumes to average between 26 and 28 MMcfe per day, 75% of which consists of natural gas. For the second quarter 2001, lease operating expenses are projected to be $0.35 per Mcfe, production taxes are projected to be 5.5% of pre-hedge oil and gas revenues, and net general and administrative expenses are projected to be $875,000 ($0.35 to $0.37 per Mcfe).

     Based on these production and cost estimates, assumed average NYMEX prices of $4.75 per MMBtu for natural gas and $27.75 per barrel for oil, and taking into account current hedging contracts outstanding, Brigham forecasts revenue of between $8.5 and $9.3 million and EBITDA of between $6.2 million and $6.9 million for the second quarter 2001.

MANAGEMENT  COMMENT

     Bud Brigham, Chairman, CEO and President, stated, "Our first quarter financial performance provides the first quantitative look at the value creation established from our 2000 drilling program. As a result of this successful program, our production volumes grew 24% over fourth quarter volumes. Our drilling success has continued in 2001 and, given the eight wells we've completed thus far, we expect production to grow another 18% in the second quarter. The combination of growing production volumes, the roll off of a significant portion of our natural gas hedges and our reduced debt leverage will continue to drive expansion in both EBITDA margins and operating cash flow during the course of 2001."

CONFERENCE  CALL  INFORMATION

     Brigham management will host a conference call to discuss the company's first quarter 2001 operational and financial results with investors, analysts and other interested parties on Thursday, May 10th, at 9:00 a.m. Central time. To participate in the call, please dial 800-670-3545 and ask for the Brigham Exploration conference call (conference identification number 18585193). A telephone recording of the conference call will be available to interested parties approximately one hour after the call is completed through 5:00 p.m. Central time on Monday, May 14th. To access the recording, please dial
800-633-8284 and enter 18585193 as the conference playback identification number. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:    Christopher A. Phelps, Vice President - Finance & Strategic Planning
            (512)  427-3300/investor@bexp3d.com

                          BRIGHAM EXPLORATION COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data) (unaudited)

                                                             Three Months Ended March 31,
                                                             ----------------------------
                                                                    2000      2001
                                                                  --------  --------
Revenues:
   Natural gas and oil sales                                      $ 4,505   $ 6,905
   Other revenue                                                       33       138
                                                                  --------  --------
                                                                    4,538     7,043
Costs and expenses:
   Lease operating                                                    459       706
   Production taxes                                                   304       466
   General and administrative                                         740       817
   Depletion of natural gas and oil properties                      1,764     2,477
   Depreciation and amortization                                      123       110
   Amortization of stock compensation                                  12        42
                                                                  --------  --------
                                                                    3,402     4,618
                                                                  --------  --------

   Operating income                                                 1,136     2,425

Interest expense, net                                              (2,775)   (1,806)
Interest income                                                        37        62
Other income (expense) (a)                                           (596)      221
                                                                  --------  --------
   Net income (loss) before income taxes                           (2,198)      902
Income tax expense                                                      -         -
                                                                  --------  --------
   Net income (loss)                                               (2,198)      902
Preferred stock dividend expense                                        -       478
                                                                  --------  --------
   Net income (loss) to common                                    $(2,198)  $   424
                                                                  ========  ========

Net income (loss) to common per share:
   Basic                                                          $ (0.14)  $  0.03
   Diluted                                                        $ (0.14)  $  0.02

Wt. avg. common shares outstanding:
   Basic                                                           15,279    15,983
   Diluted                                                         15,279    17,888

   (a) Includes non-cash income (expenses) related to changes
       in the fair market value of certain hedging contracts of:  $  (443)  $   221

                          BRIGHAM EXPLORATION COMPANY
                PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
                                  (unaudited)

                                                     Three Months Ended March 31,
                                                     ----------------------------
                                                             2000     2001
                                                           -------  -------
Avg. net daily production:
   Natural gas (MMcf)                                        10.4     17.9
   Oil (Bbls)                                               1,100      841
   Equivalent natural gas (MMcfe) (6:1)                      17.0     22.9
Total net production:
   Natural gas (MMcf)                                         940    1,610
   Oil (MBbls)                                                 99       76
   Equivalent natural gas (MMcfe) (6:1)                     1,534    2,064
   % Natural gas                                               61%      78%
Sales prices:
   Natural gas ($/Mcf) (a)                                 $ 1.93   $ 3.03
   Oil ($/Bbl) (a)                                         $27.16   $26.74
   Equivalent natural gas ($/Mcfe) (6:1)                   $ 2.94   $ 3.35
Other financial data:
   EBITDA ($000) (b)                                       $3,199   $5,116
   Operating cash flow ($000) (c)                          $2,472   $3,728
   Operating cash flow per diluted share (c)               $ 0.16   $ 0.21

(a)  Includes the effects of hedging gains (losses) of:
       Natural gas ($/Mcf)                                 $(0.55)  $(4.08)
       Oil ($/Bbl)                                         $(0.02)  $(1.00)

(b) Net income (loss) plus interest expense, DD&A expenses, income taxes and other non-cash items.
(c) Net income (loss) plus DD&A expenses, deferred income taxes and other non-cash items.


                      SUMMARY CONSOLIDATED BALANCE SHEETS
                           (in thousands) (unaudited)

                                                   December 31,   March 31,
                                                      2000          2001
                                                  -------------  ----------
Assets:
   Current assets                                 $      10,673  $   25,455
   Natural gas and oil properties, at cost, net         129,490     137,665
   Other property and equipment, at cost, net             1,341       1,311
   Other non-current assets                               5,407       4,670
                                                  -------------  ----------
      Total assets                                $     146,911  $  169,101
                                                  =============  ==========

Liabilities and stockholders' equity:
   Current liabilities                            $      17,899  $   23,587
   Notes payable                                         75,000      75,000
   Senior subordinated notes, net                         7,000      16,075
   Other non-current liabilities                          3,697       2,025
                                                  -------------  ----------
      Total liabilities                                 103,596     116,687
   Redeemable preferred stock, net                        8,558      14,183
   Stockholders' equity                                  34,757      38,231
                                                  -------------  ----------
      Total liabilities and stockholders' equity  $     146,911  $  169,101
                                                  =============  ==========

                           BRIGHAM  EXPLORATION  COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands) (unaudited)

                                                           Three Months Ended March 31,
                                                           ----------------------------
                                                                 2000      2001
                                                               --------  --------
Cash flows from operating activities:
   Net income (loss)                                           $(2,198)  $   902
   Depletion, depreciation and amortization                      1,887     2,587
   Interest paid through issuance of add'l senior sub. notes     1,477        75
   Amortization of deferred stock compensation                      12        42
   Amortization of deferred loan fees                              391       343
   Amortization of discount on senior subordinated notes           180         -
   Amortization of deferred loss on derivatives instruments        280         -
   Market value adjustment for derivatives instruments             443      (221)
   Changes in deferred income tax liability                          -         -
                                                               --------  --------
      Operating cash flow                                        2,472     3,728
   Changes in working capital and other items                   (5,444)   (2,476)
                                                               --------  --------
      Cash flows provided (used) by operating activities        (2,972)    1,252

Cash flows used by investing activities                         (4,157)   (8,918)
Cash flows provided by financing activities                      6,046    18,858
                                                               --------  --------
   Net increase (decrease) in cash and cash equivalents        $(1,083)  $11,192
                                                               ========  ========


                              SUMMARY PER MCFE DATA
                                  (unaudited)

                                               Three Months Ended March 31,
                                                --------------------------
                                                    2000         2001
                                                ------------  ------------
Revenues:
   Natural gas and oil sales                    $       2.94  $       3.35
   Workstation revenue                                  0.02          0.07
                                                ------------  ------------
                                                        2.96          3.42
Costs and expenses:
   Lease operating                                      0.30          0.34
   Production taxes                                     0.20          0.23
   General and administrative                           0.48          0.40
   Depletion of natural gas and oil properties          1.15          1.20
   Depreciation and amortization                        0.08          0.05
   Amortization of stock compensation                   0.01          0.02
                                                ------------  ------------
                                                        2.22          2.24
                                                ------------  ------------

   Operating income                             $       0.74  $       1.18
                                                ============  ============

                          BRIGHAM EXPLORATION COMPANY
       SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF MARCH 31, 2001
                                  (unaudited)


                                       Q2 2001   Q3 2001   Q4 2001   Q1 2002   Q2 2002
                                       --------  --------  --------  --------  --------
Natural Gas Swap:    MMBtu/d             10,000      -  -      -  -      -  -      -  -
                     $  /MMBtu         $   2.19      -  -      -  -      -  -      -  -

Natural Gas Collar:  Cap - MMBtu/d        6,703    10,000    10,000    10,000    10,000
                     Cap - $/MMBtu     $   2.60  $   2.60  $   2.73  $   2.80  $   2.67

                     Floor - MMBtu/d      3,352     2,500     2,500      -  -      -  -
                     Floor - $/MMBtu   $   1.90  $   1.90  $   1.90      -  -      -  -

Crude Oil Collar:    Cap - Bbls/d           400       200       200      -  -      -  -
                     Cap - $/Bbl       $  26.60  $  25.25  $  25.25      -  -      -  -

                     Floor - Bbls/d         400       200       200      -  -      -  -
                     Floor - $/Bbl     $  18.00  $  16.10  $  16.10      -  -      -  -

Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices reflect estimated NYMEX equivalent prices since the actual contract prices are based on various regional index prices, while the crude oil hedge contract prices are based on NYMEX pricing.